Exhibit 19.1

INSIDER TRADING POLICY
AND
GUIDELINES WITH RESPECT TO CERTAIN TRANSACTIONS IN SECURITIES

As adopted on August 6, 2024

EXECUTIVE SUMMARY

Insider Trading –
(a)It is a violation of U.S. law for directors, officers, employees, and other individuals who possess material nonpublic information about Artivion, Inc. (together with its subsidiaries, the “Company"), or material nonpublic information that was obtained about other organizations in the course of service to the Company, to execute transactions in the Company’s securities on the basis of that information.
(b)It is not a defense that the person did not “use” the information for purposes of the transaction.
(c)All directors and employees on the Company’s insiders list are required to pre-clear any transactions in the Company’s securities.
(d)Both (1) disclosing such information to others who then execute transactions on the basis of the information and (2) making recommendations or expressing opinions on transactions while in the possession of such information are also illegal. Both the person sharing the information or recommendation and the person acting on it may be legally liable.
(e)You are required to disclose any violations of this Policy to the General Counsel and Chief Compliance Officer of the Company, or his or her successor or designee (the “General Counsel”).

Blackout Periods –
(a)During periods where there is increased likelihood that Company employees have material nonpublic information, the Company may institute a blackout period, during which identified individuals are prohibited from executing transactions in Company securities unless they have entered into special agreements permitted by the SEC.
(b)Whether or not you are subject to blackout periods or are subject to one at any given time, you remain subject to the prohibitions on trading on the basis of material nonpublic information and any other applicable restrictions in this Policy.
(c)All individuals bear personal responsibility for determining if they are in possession of material nonpublic information before seeking to engage in any Company securities transactions.

Other Restrictions and Requirements – A wide variety of additional restrictions on securities transactions and reporting requirements are covered by the following Policy and guidelines.

Please review this entire document, as the executive summary above does not purport to cover all restricted behavior and contact the General Counsel or a member of the legal department with any questions.

INTRODUCTION

Artivion, Inc. (together with its subsidiaries, the “Company”) prohibits the unauthorized disclosure of any nonpublic information acquired in the course of your service with the Company and the misuse of material nonpublic information in securities trading. Any such actions will be deemed violations of this Insider Trading Policy (the “Policy”).

There are legal prohibitions against insider trading

The antifraud provisions of U.S. federal securities laws prohibit directors, officers, employees, and other individuals who possess material nonpublic information from trading on the basis of that information. Under those laws, transactions generally are considered to be “on the basis of” material nonpublic information if the person engaged in the transaction was aware of the material nonpublic information at the time of the transaction, and it is not a defense that the person did not “use” the information for purposes of the transaction.

Disclosing material nonpublic information directly or indirectly to others who then trade based on that information or making recommendations or expressing opinions as to transactions in securities while aware of material nonpublic information (which is sometimes referred to as “tipping”) is also illegal. Both the person who provides the material nonpublic information, recommendation, or opinion and the person who trades based on it may be liable.

These illegal activities are commonly referred to as “insider trading.” State securities laws and securities laws of other jurisdictions also impose restrictions on insider trading.

In addition, a company, as well as individual directors, officers, and other supervisory personnel, may be subject to liability as “controlling persons” for failure to take appropriate steps to prevent insider trading by those under their supervision, influence, or control.

Government agencies are rigorous in their detection and prosecution of insider trading

The U.S. Securities and Exchange Commission (the “SEC”), the National Association of Securities Dealers, and the New York Stock Exchange use sophisticated electronic surveillance techniques to investigate and detect insider trading, and the SEC and the U.S. Department of Justice may pursue insider trading violations vigorously. Cases involving trading through foreign accounts, trading by family members and friends, and trading in only a small number of shares have been successfully prosecuted.

There are significant penalties for violation of insider trading laws and this Policy

Civil and criminal penalties. As of the effective date of this Policy, potential penalties for insider trading violations under U.S. federal securities laws may include:
•damages in a private lawsuit;
•disgorging any profits made or losses avoided;
•imprisonment for up to 20 years;
•criminal fines of up to $5 million for individuals and $25 million for entities;
•civil fines of up to three times the profit gained or loss avoided;
•a bar against serving as an officer or director of a public company; and
•an injunction against future violations.

Civil and criminal penalties also apply to tipping. The SEC has imposed large penalties in tipping cases even when the disclosing person did not trade or gain any benefit from another person’s trading.

Controlling person liability. As of the effective date of this Policy, the penalty for “controlling person” liability is a civil fine of up to the greater of $2.3 million or three times the profit gained or loss avoided as a result of the insider trading violations, as well as potential criminal fines and imprisonment.

Company disciplinary actions. If the Company has a reasonable basis to conclude that you have failed to comply with this Policy, you may be subject to disciplinary action by the Company, up to and including dismissal for cause, regardless of whether or not your failure to comply with this Policy results in a violation of law. It is not necessary for the Company to wait for the filing or conclusion of any civil or criminal action against an alleged violator before taking disciplinary action against you. In addition, the Company may give stop transfer and other instructions to the Company’s transfer agent to enforce compliance with this Policy.

Questions regarding this Policy

Please direct any questions, requests, or reports as to any of the matters discussed in this Policy to the General Counsel and Chief Compliance Officer of the Company (“General Counsel”) or their delegee. The General Counsel is generally responsible for the administration of this Policy and may select others to assist in such administration.

You have an obligation to report violations

As also set forth in the Company’s Code of Conduct, it is your responsibility to help enforce this Policy. You should be alert to possible violations and promptly report violations or suspected violations of this Policy to the General Counsel at compliance@artivion.com, or through the Company’s anonymous hotline (855.845.3467 and https://artivion.ethicspoint.com). The compliance hotline is a confidential third-party hotline available 24 hours a day, 7 days a week for reports of compliance violations. If your situation requires that your identity be kept secret, your anonymity will be preserved to the greatest extent reasonably possible. If you wish to remain anonymous, send a letter addressed to the General Counsel, 1655 Roberts Blvd, N.W., Kennesaw, GA 30144. If you make an anonymous report, please provide as much detail as possible, including any evidence that you believe may be relevant to the issue.

Artivion will not tolerate any form of retaliation against you for any report you make in good faith. Reporting in good faith means that you believe there may be a suspected violation and you fully share with the Company information you believe to be true about the situation. Any person who, on behalf of the Company, commits or condones any form of retaliation against a good faith reporter, will be subject to disciplinary action up to, and including termination, consistent with local law.

You are personally responsible for compliance with this Policy

The ultimate responsibility for complying with this Policy and applicable laws and regulations rests with you. You should use your best judgment at all times and consult with your legal and financial advisors, as needed. We advise you to seek assistance if you have any questions at all. The rules relating to insider trading can be complex, and a violation of insider trading laws can carry severe consequences.

PERSONS AND TRANSACTIONS COVERED BY THIS POLICY

Persons covered by this Policy

This Policy applies to all directors, officers, employees, and agents (such as consultants and independent contractors) of the Company. References in this Policy to “you” (as well as general references to directors, officers, employees, and agents of the Company) should also be understood to include members of your immediate family, persons with whom you share a household, persons that are your economic dependents and any other individuals or entities whose transactions in securities you influence, direct or control (including, for example, a venture or other investment fund if you influence, direct or control transactions by the fund). You are responsible for making sure that these other individuals and entities comply with this Policy.

Types of transactions covered by this Policy

Except as discussed in the section entitled “Limited Exceptions,” this Policy applies to all transactions involving the securities of the Company or the securities of other companies as to which you possess material nonpublic information obtained in the course of your service with the Company. This Policy therefore applies to purchases, sales, gifts and other transfers of common stock, options, warrants, preferred stock, debt securities (such as debentures, bonds and notes) and other securities. This Policy also applies to any arrangements that affect economic exposure to changes in the prices of these securities. These arrangements may include, among other things, transactions in derivative securities (such as exchange-traded put or call options), hedging transactions, short sales, and certain decisions with respect to participation in benefit plans. This Policy also applies to any offers with respect to the transactions discussed above. You should note that there are no exceptions from insider trading laws or this Policy based on the size of the transaction.

The unauthorized disclosure of material nonpublic information of other companies is also prohibited

This Policy prohibits the unauthorized disclosure or other misuse of any nonpublic information of other companies, such as the Company’s distributors, vendors, customers, collaborators, suppliers and competitors. This Policy also prohibits insider trading and tipping based on the material nonpublic information of other companies.

This Policy may continue to apply to you after your departure from the Company

You are expected to comply with this Policy until such time as you are no longer affiliated with the Company and you no longer possess any material nonpublic information subject to this Policy. In addition, if you are subject to a trading blackout under this Policy at the time you cease to be affiliated with the Company, you are expected to abide by the applicable trading restrictions until at least six months following the cessation of your affiliation with the Company.

There are no exceptions based on personal circumstances

There may be instances where you suffer financial harm or other hardship or are otherwise required to forego a planned transaction because of the restrictions imposed by this Policy. Personal financial emergency or other personal circumstances are not mitigating factors under securities laws and will not excuse a failure to comply with this Policy.

MATERIAL NONPUBLIC INFORMATION

“Material” information is broadly defined

Information should be regarded as material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell securities or would view the information as significantly altering the total mix of information in the marketplace about the issuer of the security. In general, any information that could reasonably be expected to affect the market price of a security is likely to be material. Either positive or negative information may be material.

It is not possible to define all categories of “material” information. However, some examples of information that would often be regarded as material include information with respect to:
•Financial results, financial condition, earnings pre-announcements, guidance, projections, or forecasts, particularly if inconsistent with the expectations of the investment community;
•Restatements of financial results, or material impairments, write-offs, or restructurings;
•Changes in independent auditors, or notification that the Company may no longer rely on an audit report;
•Business plans or budgets;
•Creation of significant financial obligations, or any significant default under or acceleration of any financial obligation;
•Impending bankruptcy or financial liquidity problems;
•Significant developments involving business relationships, including execution, modification, or termination of significant agreements or orders with customers, suppliers, distributors, manufacturers, or other business partners;
•Significant cybersecurity incidents or other significant disruptions in the Company’s business, reputation or assets;
•Product introductions, modifications, defects or recalls, significant pricing changes, or other product announcements of a significant nature;
•Significant developments in research and development or relating to intellectual property;
•Significant legal or regulatory developments, whether actual or threatened;
•Major events involving the Company’s securities, including calls of securities for redemption, adoption of stock repurchase programs, option repricings, stock splits, changes in dividend policies, public or private securities offerings, modification to the rights of security holders, or notice of delisting;
•Significant corporate events, such as a pending or proposed merger, joint venture or tender offer, a significant investment, the acquisition or disposition of a significant business or asset, or a change in control of the company; and
•Major personnel changes, such as changes in senior management or lay-offs.

If you have any questions as to whether information should be considered “material,” you should consult with the General Counsel or his or her delegee. In general, it is advisable to resolve any close questions as to the materiality of any information by assuming that the information is material.

“Nonpublic” information is also broadly defined

Information is considered nonpublic if the information has not been broadly disseminated to the public for a sufficient period to be reflected in the price of the security. As a general rule, information should be considered nonpublic until at least two (2) full trading days have elapsed after the information is broadly distributed to the public in a press release, a public filing with the SEC, a pre-announced public webcast, or another broad, non-exclusionary form of public communication. However, depending upon the form of the announcement and the nature of the information, it is possible that information may not be fully absorbed by the marketplace until a later time. Any questions as to whether information is nonpublic should be directed to the General Counsel or his or her delegee.

The term “trading day” means a day on which national stock exchanges and the National Association of Securities Dealers, Inc. Automated Quotation System are open for trading. A “full” trading day has elapsed when, after the public disclosure, trading in the relevant security has opened and then closed.

POLICIES REGARDING MATERIAL NONPUBLIC INFORMATION

You are obligated to maintain the confidentiality of nonpublic information

The unauthorized use or disclosure of nonpublic information relating to the Company or other companies is prohibited. All nonpublic information you acquire in the course of your service with the Company may only be used for legitimate Company business purposes. In addition, nonpublic information of others should be handled in accordance with the terms of any relevant nondisclosure agreements, and the use of any such nonpublic information should be limited to the purpose for which it was disclosed.

You must use all reasonable efforts to safeguard nonpublic information in the Company’s possession. You may not disclose nonpublic information about the Company or any other company, unless required by law, or unless (i) disclosure is required for legitimate Company business purposes, (ii) you are authorized to disclose the information and (iii) appropriate steps have been taken to prevent misuse of that information (including entering an appropriate nondisclosure agreement that restricts the disclosure and use of the information, if applicable). This restriction also applies to internal communications within the Company and to communications with agents of the Company. In cases where disclosing nonpublic information to third parties is required, you should coordinate with the General Counsel.

All officers, employees, and agents of the Company are required to sign and comply with the Company’s then current, as of the date of signing, Confidentiality Agreement applicable to such employee or consultant and any updates or amendments thereto.

You may not trade on material nonpublic information

Except as discussed in the section entitled “Limited Exceptions,” you may not, directly or indirectly through others, engage in any transaction involving the Company’s securities while aware of material nonpublic information relating to the Company. It is not an excuse that you did not “use” the information in your transaction.

Similarly, you may not engage in transactions involving the securities of any other company if you are aware of material nonpublic information about that company (except to the extent the transactions are analogous to those presented in the section entitled “Limited Exceptions”). For example, you may be involved in a proposed transaction involving a prospective business relationship or transaction with another company. If information about that transaction constitutes material nonpublic information for that other company, you are prohibited from engaging in transactions involving the securities of that other company (as well as transactions involving Company securities, if that information is material to the Company). It is important to note that “materiality” is different for different companies. Information that is not material to the Company may be material to another company. Please consult with the General Counsel or his or her delegee if you have any questions as to whether a matter is “material nonpublic information.”

You may not disclose material nonpublic information for the benefit of others

You may not disclose material nonpublic information concerning the Company or any other company to friends, family members or any other person or entity not authorized to receive such information where such person or entity may benefit by trading on the basis of such information. In addition, you may not make recommendations or express opinions on the basis of material nonpublic information as to trading in the securities of companies to which such information relates. You are prohibited from engaging in these actions whether or not you derive any profit or personal benefit from doing so.

You must disclose material nonpublic information to the Company

You may not enter into any transaction, including those discussed in the section entitled “Limited Exceptions,” unless you have disclosed any material nonpublic information that you become aware of in the course of your service with the Company, and that senior management is not aware of, to the General Counsel. If you are a member of senior management, the information must be disclosed to the Chief Executive Officer, and if you are the Chief Executive Officer or a director, you must disclose the information to the board of directors, before any transaction is permissible.

Responding to outside inquiries for information

In the event you receive an inquiry from someone outside of the Company, such as a stock analyst, for information, you should refer the inquiry to the Chief Financial Officer or the Chief Executive Officer. The Company is required under Regulation FD (Fair Disclosure) of the U.S. federal securities laws to avoid the selective disclosure of material nonpublic information. In general, the regulation provides that when a public company discloses material nonpublic information, it must provide broad, non-exclusionary access to the information. Violations of this regulation can subject the company to SEC enforcement actions, which can result in injunctions and severe monetary penalties. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release in compliance with applicable law. Please consult the Company’s Disclosure Controls and Procedures Policy for more information.

TRADING BLACKOUT PERIODS

To limit the likelihood of trading at times when there is a significant risk of insider trading exposure, the Company has instituted quarterly trading blackout periods and may institute special trading blackout periods from time to time. In addition, to comply with applicable legal requirements, the Company may also institute blackout periods that prevent directors and officers from trading in Company securities at a time when employees are prevented from trading Company securities in the Company’s 401(k) plan.

It is important to note that whether or not you are subject to blackout periods, you remain subject to the prohibitions on trading on the basis of material nonpublic information and any other applicable restrictions in this Policy.

Quarterly blackout periods

Except as discussed in the section entitled “Limited Exceptions,” directors, executive officers and other employees and agents identified by the Company must refrain from conducting transactions involving the Company’s securities during quarterly blackout periods. You will be notified quarterly by the Finance or the General Counsel if you must refrain from such transactions. Even if you are not specifically identified as being subject to quarterly blackout periods, you should exercise caution when engaging in transactions during quarterly blackout periods because of the heightened risk of insider trading exposure.

Quarterly blackout periods begin at the end of the tenth business day preceding the end of each fiscal quarter and end at the start of the third full trading day following the date of public disclosure of the financial results for that fiscal quarter. This period is a particularly sensitive time for transactions involving the Company’s securities from the perspective of compliance with applicable securities laws due to the fact that, during this period, individuals may often possess or have access to material nonpublic information relevant to the expected financial results for the quarter.

Individuals subject to quarterly blackout periods, and who receive notices of such quarterly blackout periods, are identified on a list maintained by the offices of the General Counsel and Chief Financial Officer. From time to time, the Company may identify other persons who should be subject to quarterly blackout periods, and the office of the General Counsel or Chief Financial Officer will update and revise such list of persons subject to quarterly blackout periods typically once every six months.

Special blackout periods

From time to time, the Company may also prohibit directors, officers, employees, and agents from engaging in transactions involving the Company’s securities when, in the judgment of the General Counsel, a trading blackout is warranted. The Company will generally impose special blackout periods when there are material developments known to the Company that have not yet been disclosed to the public. For example, the Company may impose a special blackout period in anticipation of announcing interim earnings guidance or a significant transaction or business development. However, special blackout periods may be declared for any reason. In the event of a material cybersecurity event, as defined by the Company, a special blackout period will be imposed during the period between the Company’s discovery of the cybersecurity event and the date of public disclosure.

The Company will notify those persons subject to a special blackout period. Each person who has been so identified and notified by the Company may not engage in any transaction involving the Company’s securities until instructed otherwise by the General Counsel, and should not disclose to others the fact of such suspension of trading.

Directors and Officers are also subject to Regulation BTR blackouts

Directors and executive officers may also be subject to trading blackouts pursuant to Regulation Blackout Trading Restriction (“Regulation BTR”) under U.S. federal securities laws. In general, Regulation BTR prohibits any director or executive officer from engaging in certain transactions involving Company securities during periods when 401(k) plan participants are prevented from purchasing, selling or otherwise acquiring or transferring an interest in certain securities held in individual account plans. Any profits realized from a transaction that violates Regulation BTR are recoverable by the Company, regardless of the intentions of the director or officer effecting the transaction. In addition, individuals who engage in such transactions are subject to sanctions by the SEC as well as potential criminal liability. The Company has provided or will provide, separate memoranda and other appropriate materials to its directors and executive officers regarding compliance with Regulation BTR.

The Company will notify directors and officers if they are subject to a blackout trading restriction under Regulation BTR. Failure to comply with an applicable trading blackout in accordance with Regulation BTR is a violation of law and this Policy.

There are no “safe harbors”

There are no unconditional “safe harbors” for trades made at particular times, and all persons subject to this Policy should exercise good judgment at all times. Even when a quarterly blackout period is not in effect, you may be prohibited from engaging in transactions involving the Company’s securities because you possess material nonpublic information, are subject to a special blackout period, or are otherwise restricted under this Policy.

PRE-CLEARANCE OF TRADES

Except as discussed in the section entitled “Limited Exceptions,” directors and executive officers should refrain from engaging in any transaction involving the Company’s securities without first obtaining pre-clearance of the transaction from the General Counsel or their delegee. Such pre-clearance requests should be made by submitting an e-mail directly to cleartrade@artivion.com or the General Counsel. In addition, the Company has determined that certain other employees and agents of the Company that may have regular or special access to material nonpublic information should refrain from engaging in any transaction involving the Company’s securities without first obtaining pre-clearance of the transaction by submitting an e-mail directly to cleartrade@artivion.com. The General Counsel or their delegee may not engage in a transaction involving the Company’s securities unless the Chief Financial Officer or Chief Executive Officer has pre-cleared the transaction.

Individuals subject to pre-clearance requirements have been identified by the offices of the General Counsel or Chief Financial Officer and notified of their pre-clearance obligations. From time to time, the Company may identify other persons who should be subject to the pre-clearance requirements set forth above, and the offices of the General Counsel or Chief Financial Officer may update and revise the list of persons required to obtain pre-clearance from time to time.

Unless the General Counsel grants an exception, the pre-clearance request should be submitted on the business day of the proposed transaction and must be effected on the same business day of receipt of pre-clearance. Persons subject to these pre-clearance procedures should also notify the office of the General Counsel once the pre-cleared transaction is completed.

These pre-clearance procedures are intended to decrease insider trading risks associated with transactions by individuals with regular or special access to material nonpublic information. In addition, requiring pre-clearance of transactions by directors and officers facilitates compliance with Rule 144 resale restrictions under the Securities Act of 1933, the liability and reporting provisions of Section 16 under the Securities Exchange Act of 1934 (the “Exchange Act”). and Regulation BTR. Pre-clearance of a trade, however, is not a defense to a claim of insider trading and does not excuse you from otherwise complying with insider trading laws or this Policy.

The General Counsel or his or her delegee is under no obligation to approve a transaction submitted for pre-clearance, and may in his or her sole discretion determine not to permit the transaction.

ADDITIONAL RESTRICTIONS AND GUIDANCE

This section addresses certain types of transactions that may expose you and the Company to significant risks. You should understand that, even though a transaction may not be expressly prohibited by this section, you are responsible for ensuring that the transaction otherwise complies with other provisions in this Policy that may apply to the transaction, such as the general prohibition against insider trading as well as pre-clearance procedures and blackout periods, to the extent applicable.

You may not engage in short sales

Short sales (i.e., the sale of a security that must be borrowed to make delivery) and “selling short against the box” (i.e., a sale with a delayed delivery) with respect to Company securities are prohibited under this Policy. Short sales may signal to the market possible bad news about the Company or a general lack of confidence in the Company’s prospects, and an expectation that the value of the Company’s securities will decline. In addition, short sales are effectively a bet against the Company’s success and may reduce the seller’s incentive to improve the Company’s performance. Short sales may also create a suspicion that the seller is engaged in insider trading.

You may not engage in derivative securities and hedging transactions

You are prohibited from engaging in transactions in publicly traded options, such as puts and calls, and other derivative securities with respect to the Company’s securities. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding Company securities, including but not limited to prepaid variable contracts, equity swaps, collars, and exchange funds. Ownership of, and transactions in, stock options, stock appreciation rights, and other securities issued pursuant to Company benefit plans or other compensatory arrangements with the Company are not subject to this prohibition, provided that you may not engage in hedging with respect to Company stock or options owned by you.

Transactions in derivative securities may reflect a short-term and speculative interest in the Company’s securities and may create the appearance of impropriety, even where a transaction does not involve trading on inside information. Trading in derivatives may also focus attention on short-term performance at the expense of the Company’s long-term objectives. In addition, the application of securities laws to derivative transactions can be complex, and persons engaging in derivative transactions may subject themselves to an increased risk of violating securities laws.

Certain persons may not pledge Company securities as collateral for loans

If you are required to comply with Section 16 of the Exchange Act or the blackout periods or pre-clearance requirements under this Policy, you may not pledge Company securities as collateral for loans. If you default on the loan, the lender may sell the pledged securities as collateral in a foreclosure sale. The sale, even though not initiated at your request, is still considered a sale for your benefit and, if made at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in Company securities, may result in inadvertent insider trading violations, Section 16 and Reg. BTR violations (for officers and directors), violations of this Policy and unfavorable publicity for you and the Company. For these same reasons, even if you are not prohibited from pledging Company securities as collateral for loans, you should exercise caution when doing so.

Certain persons may not hold Company securities in margin accounts

If you are required to comply with Section 16 of the Exchange Act or the blackout periods or pre-clearance requirements under this Policy, you may not hold Company securities in margin accounts. Under typical margin arrangements, if you fail to meet a margin call, the broker may be entitled to sell securities held in the margin account without your consent. The sale, even though not initiated at your request, is still considered a sale for your benefit and, if made at a time when you are aware of material nonpublic information or are otherwise not permitted to trade, may result in inadvertent insider trading violations, Section 16 and Reg. BTR violations (for officers and directors), violations of this Policy, and unfavorable publicity for you and the Company. For these same reasons, even if you are not prohibited from holding Company securities in margin accounts, you should exercise caution when doing so.

You must take care when placing open orders with brokers

Except in accordance with an approved trading plan (as discussed below), you should exercise caution when placing open orders, such as limit orders or stop orders, with brokers, particularly where the order is likely to remain outstanding for an extended period of time. Open orders may result in the execution of a trade at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in Company securities, which may result in inadvertent insider trading violations, Section 16 and Reg. BTR violations (for officers and directors) of this Policy and unfavorable publicity for you and the Company. If you are subject to blackout periods or pre-clearance requirements, you should so inform any broker with whom you place any open order at the time it is placed.

You must not trade Company securities on a short-term basis

Any Company stock purchased by officers or directors in the open market must be held for a minimum of six (6) months. Buying and selling Company securities on a short-term basis may be considered a short-term and speculative interest in the Company’s securities and may create the appearance of impropriety, even where a transaction does not involve trading on inside information. The impact of these trades may also focus attention on short-term performance at the expense of the Company’s long-term objectives. Officers and directors are also prohibited from engaging in these types of transactions by Section 16 of the Exchange Act.

Subject to the terms of the applicable awards, stock received from the Company as a compensatory equity award that is registered with the SEC on a Form S-8 need not be held for six (6) months and can be sold at any time, assuming you do not have any material nonpublic information.

Trading restrictions may apply to gifts and donations

The trading restrictions under this Policy apply to gifts and donations involving Company securities. Recipients of gifts and donations often sell securities upon receipt, which may be deemed a “tip” by the donor. Similarly, the value of the securities at the time of gift or donation may affect the tax deduction or other benefit to the donor.

LIMITED EXCEPTIONS

The following are certain limited exceptions to the restrictions imposed by the Company under this Policy. Please be aware that even if a transaction is subject to an exception to this Policy, you will need to separately assess whether the transaction complies with applicable law. For example, even if a transaction is indicated as exempt from this Policy, you may need to comply with the “short-swing” trading restrictions under Section 16 of the Exchange Act, to the extent applicable. You are responsible for complying with applicable law(s) at all times.

Transactions pursuant to a trading plan that complies with SEC rules

The SEC has enacted rules that provide an affirmative defense against alleged violations of U.S. federal insider trading laws for transactions pursuant to a written contract, instruction, or plan that meets certain requirements set forth in Rule 10b5-1 under the Exchange Act (a “Rule 10b5-1 Plan”). Among other requirements, a Rule 10b5-1 Plan must (i) specify the amount, price, date of the transaction, duration of the trading arrangement, and the aggregate number of securities to be sold or purchased under the trading arrangement, (ii) specify an objective method for determining the amount, price and date of the transaction and/or (iii) place any subsequent discretion for determining the amount, price and date of the transaction in another person who is not, at the time of the transaction, aware of material nonpublic information.

Rule 10b5-1 Plans must be adopted when the trading window is open and when you are not aware of material nonpublic information. In addition, you must act in good faith with respect to a Rule 10b5-1 Plan and not as a scheme to avoid the prohibition on insider trading. Therefore, although modifications to an existing Rule 10b5-1 Plan are not prohibited, a Rule 10b5-1 Plan should be adopted with the intention that it will not be amended or terminated prior to its expiration. Officers and directors must include a representation in the Rule 10b5-1 Plan at the time of its adoption or modification that (i) the person is not aware of material nonpublic information about the Company and (ii) the person is adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5.

Rule 10b5-1 Plans must provide that no trades may occur until expiration of the applicable cooling-off period specified in Rule 10b5-1(c)(ii)(B). The appropriate cooling-off period will vary based on the status of the Covered Person. For directors and officers, the cooling-off period ends on the later of (i) ninety (90) days after adoption or modification of the trading plan; or (ii) two (2) business days following disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the quarter in which the trading plan was adopted or modified (not to exceed 120 days). For all others covered under this Policy, the cooling-off period ends thirty (30) days after adoption or modification of the trading plan. This required cooling-off period will apply to the entry into a new Rule 10b5-1 Plan and any revision or modification of a Rule 10b5-1 Plan.

Subject to certain limited exceptions under Rule 10b5-1, you may not enter into more than one trading Rule 10b5-1 Plan at a time. Subject to certain limited exceptions specified in Rule 10b5-1, you are also limited to only one “single trade” Rule 10b5-1 Plan during any 12-month period (i.e., a Rule 10b5-1 Plan designed to effect an open market purchase or sale of the total amount of securities subject to the Rule 10b-1 Plan as a single transaction).

Transactions made pursuant to a Rule 10b5-1 Plan that (i) complies with the affirmative defense set forth in Rule 10b5-1 and (ii) is approved by the General Counsel, are not subject to the restrictions in this Policy against trades made while aware of material nonpublic information or to the pre-clearance procedures or blackout periods established under this Policy. In approving a Rule 10b5-1 Plan, the General Counsel may, in furtherance of the objectives expressed in this Policy, impose criteria in addition to those set forth in Rule 10b5-1. You should therefore confer with the General Counsel prior to entering into any Rule 10b5-1 Plan.

The SEC rules regarding Rule 10b5-1 Plans are complex and must be complied with completely to be effective. The description provided above is only a summary, and the Company strongly advises that you consult with your legal advisor if you intend to adopt, amend, or terminate a Rule 10b5-1 Plan. While Rule 10b5-1 Plans are subject to review and approval by the Company, the individual adopting, amending, or terminating the trading plan is ultimately responsible for compliance with Rule 10b5-1 and ensuring that the trading plan complies with this Policy.

Rule 10b5-1 Plans must be filed with the General Counsel and must be accompanied by an executed certificate stating that the Rule 10b5-1 Plan complies with legal requirements and any other criteria established by the Company. The Company and the Company’s officers and directors must make certain disclosures in SEC filings concerning Rule 10b5-1 Plans. Officers and directors of the Company must undertake to provide any information requested by the Company regarding Rule 10b5-1 Plans for the purpose of providing the required disclosures or any other disclosures that the Company deems to be appropriate under the circumstances. Each director, officer, and other Section 16 insider understands that the approval or adoption of a pre-planned selling program in no way reduces or eliminates such person’s obligations under Section 16 of the Exchange Act, including such person’s disclosure and short-swing trading liabilities thereunder. If any questions arise, such person should consult with their own counsel in implementing a Rule 10b5-1 Plan.

Trading restrictions under this Policy generally do not apply to receipt and vesting of stock options, restricted stock and stock appreciation rights

The trading restrictions under this Policy do not apply to the acceptance or purchase of stock options, restricted stock or stock appreciation rights issued or offered by the Company. The trading restrictions under this Policy also do not apply to the vesting, cancellation, or forfeiture of stock options, restricted stock, or stock appreciation rights in accordance with applicable plans and agreements.

Trading restrictions under this Policy generally do not apply to exercise of stock options for cash

The trading restrictions under this Policy do not apply to the exercise of stock options for cash under the Company’s stock option plans. Likewise, the trading restrictions under this Policy do not apply to the exercise of stock options in a stock-for-stock exercise with the Company or an election to have the Company withhold securities to cover tax obligations in connection with an option exercise. However, the trading restrictions under this Policy do apply to (i) the sale of any securities issued upon the exercise of a stock option, (ii) a cashless exercise of a stock option through a broker, since this involves selling a portion of the underlying shares to cover the costs of exercise, and (iii) any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Trading restrictions generally do not apply to purchases from the employee stock purchase plan

The trading restrictions in this Policy do not apply to elections with respect to participation in the Company’s employee stock purchase plan or to purchases of securities under the plan. However, the trading restrictions do apply to any subsequent sales of any such securities.

Trading restrictions do not apply to certain 401(k) plan transactions

The trading restrictions in this Policy do not apply to purchases of Company stock in the 401(k) plan resulting from periodic contributions to the plan based on your payroll contribution election. The trading restrictions do apply, however, to elections you make under the 401(k) plan to (i) increase or decrease the percentage of your contributions that will be allocated to a Company stock fund, (ii) move balances into or out of a Company stock fund, (iii) borrow money against your 401(k) plan account if the loan will result in liquidation of some or all of your Company stock fund balance, and (iv) pre-pay a plan loan if the pre-payment will result in the allocation of loan proceeds to a Company stock fund.

Trading restrictions generally do not apply to stock splits, stock dividends, and similar transactions

The trading restrictions under this Policy do not apply to a change in the number of securities held as a result of a stock split or stock dividend applying equally to all securities of a class, or similar transactions.

Trading restrictions generally do not apply to change in form of ownership

Transactions that involve merely a change in the form in which you own securities are permissible. For example, you may transfer shares to an inter vivos trust of which you are the sole beneficiary during your lifetime.

Other exceptions

Any other exception from this Policy must be approved by the General Counsel, in consultation with the Chief Financial Officer; provided, however, that any such other exception granted with respect to a transaction involving the General Counsel or the Chief Financial Officer must be approved by the Chief Executive Officer.

COMPLIANCE WITH SECTION 16 OF THE EXCHANGE ACT

Directors, officers, major stockholders and certain other persons have additional obligations under Section 16

Section 16 of the Exchange Act, and the related rules and regulations, set forth (i) reporting obligations, (ii) limitations on “short-swing” transactions, and (iii) limitations on short sales and other transactions applicable to directors, officers, large stockholders, and certain other persons. The Company has provided or will provide, memoranda and other materials addressing these matters.

The General Counsel shall maintain a list of persons who are required to comply with Section 16 of the Exchange Act, and the related rules and regulations, because of those persons’ respective positions with the Company. The General Counsel may amend this list from time to time as appropriate to reflect the election of new officers or directors, any change in the responsibilities of officers or other employees, and any promotions, demotions, resignations, or departures.

This list is not necessarily an exhaustive list of persons subject to Section 16 requirements at any given time. Even if you are not on the list, you may be subject to Section 16 reporting obligations because of your shareholdings, for example.

Notification requirements to facilitate Section 16 reporting

To facilitate timely reporting of transactions pursuant to Section 16 requirements, each person subject to Section 16 reporting requirements must provide or must ensure that his or her broker provides, the Company with detailed information (e.g., trade date, number of shares, exact price, etc.) regarding his or her transactions involving the Company’s securities, including gifts, transfers, pledges and transactions pursuant to a trading plan, both prior to (to confirm compliance with pre-clearance procedures, if applicable) and promptly following execution.

Other requirements may also apply

Transactions in Company securities by directors and officers may also trigger additional reporting requirements and restrictions, and at high volumes may be considered a “distribution” that requires registration under securities laws. This makes it particularly important to comply with the pre-clearance procedures of this Policy.

Personal responsibility

The obligation to file Section 16 reports, and to otherwise comply with Section 16 and other rules and regulations, is personal. While the Company may facilitate the filing of such forms on behalf of directors and officers in certain instances, the Company is not responsible for the failure of any individual to comply with applicable rules and regulations.

ADDITIONAL INFORMATION

Delivery of Policy

This Policy will be delivered to all directors, officers, employees, and agents of the Company when they commence service with the Company. In addition, this Policy (or a summary of this Policy) will be posted on the Company’s intranet website and circulated periodically. Each director, officer, employee, and agent of the Company is required to acknowledge that he or she understands and agrees to comply with, this Policy.

Amendments

We are committed to continuously reviewing and updating our policies and procedures. The Company therefore reserves the right to amend, alter, or terminate this Policy at any time and for any reason, subject to applicable law. A current copy of the Company’s policies regarding insider trading may be obtained by contacting the General Counsel.

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Nothing in this Insider Trading Policy creates or implies an employment contract or term of employment. Employment at the Company is employment at-will. Employment at-will may be terminated with or without cause and with or without notice at any time by the employee or the Company. Nothing in this Insider Trading Policy shall limit the right to terminate employment at-will. No employee of the Company has any authority to enter into any agreement for employment for a specified period of time or to make any agreement or representation contrary to the Company’s policy of employment at-will. Only the Chief Executive Officer of the Company has the authority to make any such agreement, which must be in writing.

The policies in this Insider Trading Policy do not constitute a complete list of Company policies or a complete list of the types of conduct that can result in discipline, up to and including discharge.